Exhibit 99.1

FOR IMMEDIATE RELEASE	April 29, 2011
Parkvale Financial Corporation, Monroeville, PA
announces increased earnings for the third quarter of fiscal 2011
Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the quarter ended March 31, 2011 of $1.9 million, representing a 37.3% increase compared to net income of $1.4 million for the quarter ended March 31, 2010. Income available to common shareholders, after the payment of dividends on preferred stock, was $1.6 million or $0.28 per diluted common share for the quarter ended March 31, 2011 compared to net income of $1.0 million or $0.18 per diluted common share for the quarter ended March 31, 2010. The $529,000 increase in net income for the March 31, 2011 quarter reflects a $789,000 decrease in non-cash debt security impairment charges and a $473,000 decrease in the provision for loan losses. These factors were partially offset by a $315,000 decrease in net interest income and a $373,000 increase in income tax expense, reflecting a higher level of pre-tax income. The decrease in net interest income is due to a decrease in net average interest-earning assets, offset by a 32 basis point increase in the average interest rate spread during the March 31, 2011 quarter.
For the nine month period ended March 31, 2011, net income was $6.0 million compared to net income of $4.7 million for the nine month period ended March 31, 2010. After giving effect to the dividends on the preferred stock, the income available to common shareholders was $4.8 million or $0.87 per diluted common share for the nine months ended March 31, 2011 compared to net income of $3.5 million or $0.64 per diluted common share for the nine months ended March 31, 2010. The $1.3 million increase in net income for the nine months ended March 31, 2011 reflects a $2.4 million decrease in non-cash debt security impairment charges, a $2.1 million decrease in the provision for loan losses and a $521,000 increase in other non-interest income. These factors were partially offset by a $1.3 million increase in income tax expense, a $1.0 million decrease in gain on sale of assets, a $734,000 increase in FDIC insurance premiums and a $652,000 decrease in net interest income. The increase in income tax expense reflects a higher level of pre-tax income for the nine months ended March 31, 2011. The decrease in net interest income is due to a decrease in net average interest-earning assets, offset by a 23 basis point increase in the average interest rate spread during the nine months ended March 31, 2011.
Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at March 31, 2011.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Gilbert A. Riazzi Chief Financial Officer (412) 373-4804 Email: gil.riazzi@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar amounts in thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2011	2010	2011	2010

Total interest income	$15,982	$18,632	$49,184	$57,954
Total interest expense	6,883	9,218	22,014	30,132

Net interest income	9,099	9,414	27,170	27,822
Provision for loan losses	691	1,164	2,740	4,851

Net interest income after provision for losses	8,408	8,250	24,430	22,971
Net impairment charges recognized in earnings	(255)	(1,044)	(2,197)	(4,587)
Net gain on sale of assets	-	167	1,366	2,372
Other non-interest income	2,474	2,384	7,952	7,431
Total non-interest expense	7,835	7,867	23,537	22,773

Income before income taxes	2,792	1,890	8,014	5,414
Income tax expense	845	472	2,003	716

Net income	1,947	1,418	6,011	4,698
Preferred stock dividend	397	397	1,191	1,191

Income available to common shareholders	$1,550	$1,021	$4,820	$3,507

Basic earnings per common share	$0.28	$0.18	$0.87	$0.64
Diluted earnings per common share	$0.28	$0.18	$0.87	$0.64
Dividends per common share	$0.02	$0.05	$0.06	$0.15

SELECTED FINANCIAL DATA
(Dollar amounts in thousands except per share data)

	March 31,	June 30,	March 31,
	2011	2010	2010

Total assets	$1,801,292	$1,842,380	$1,896,225
Total deposits	1,480,886	1,488,073	1,513,442
Total loans, net	998,936	1,032,363	1,033,004
Loan loss allowance	19,030	19,209	17,657
Non-performing loans and foreclosed real estate	31,751	35,157	33,905
Ratio to total assets	1.76%	1.91%	1.79%
Allowance for loan losses as a % of gross loans	1.87%	1.83%	1.68%
Total shareholders’ equity	$123,864	$118,944	$148,955
Book value per common share	16.50	15.77	21.19

OTHER SELECTED DATA

	Three months ended		Nine months ended
	March 31,		March 31,
	2011	2010	2011	2010

Average yield earned on all interest-earning assets	4.10%	4.20%	3.99%	4.32%
Average rate paid on all interest-bearing liabilities	1.65%	2.07%	1.74%	2.30%
Average interest rate spread	2.45%	2.13%	2.25%	2.02%
Net yield on average interest-earning assets	2.33%	2.12%	2.20%	2.07%
Return on average assets	0.43%	0.30%	0.44%	0.33%
Return on average equity	5.71%	3.68%	5.95%	4.10%
Other expense to average assets	1.74%	1.65%	1.72%	1.59%